Exhibit 99.1
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Reports 2007 Third Quarter Results
•	Sales volumes surpass both prior-quarter levels and last year’s third quarter

•	Quarterly shipments of 3.2 million tons of metallurgical coal set new record, spur 4% increase in coal sales revenues over third quarter 2006

•	Net income decreases from last year, improves sequentially from the second quarter

•	Margins in third quarter increase 6% from prior quarter, leading to $11.4 million increase in EBITDA

•	Management remains optimistic about coal fundamentals, keeps 5 million tons of planned 2008 metallurgical production uncommitted and unpriced
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q3	Q2	Q3
	2007	2007	2006

Coal sales revenues	$438.6	$386.1	$420.2

Income from operations	$20.8	$15.3	$29.8

Net income	$8.9	$4.7	$14.5

Earnings per diluted share	$0.14	$0.07	$0.23

EBITDA	$65.1	$53.7	$66.3

Tons of coal produced and processed	6.1	6.2	6.2

Tons of coal sold	7.6	6.8	7.4

Coal margin per ton	$10.13	$9.55	$10.73
A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is included in the notes accompanying the financial schedules.
ABINGDON, Va., October 31, 2007—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, said that record shipments of metallurgical-grade coking coal in the quarter just ended enabled the company to post stronger earnings than in each of the two prior reporting periods.
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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • www.alphanr.com

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Demand for coking coal has strengthened globally at the same time supply has been constrained by transportation problems in Australia and Eastern Europe and production outages at key U.S. producers, progressively driving up demand and prices in the spot market. The declining U.S. dollar and differences in ocean freight rates also have made U.S. coking coal more competitive in Alpha’s traditional seaborne markets.
Metallurgical coal is used to produce coke for the steel-making process. Alpha is the nation’s largest supplier and exporter of metallurgical coal.
“We turned in solid results in the third quarter, primarily because we have the flexibility to respond to market opportunities through a mix of Alpha-produced coals, open market purchases, contractor operations, and our washing and blending complexes,” said Michael Quillen, Alpha’s chairman and CEO. “As requests for metallurgical coal mounted, we managed to ramp up metallurgical sales to 42 percent of overall sales, which matched our highest level for any one quarter. I give tremendous credit to our sales, logistics and mix optimization groups and our miners for what they accomplished. ”
Quillen noted that, since Alpha’s second quarter report in early August, the company secured more than 350,000 tons of additional metallurgical coal business for the second half of this year, bringing unanticipated spot market opportunities to about 750,000 tons since the end of the first quarter. The company believes it will finish 2007 with close to 11 million tons of metallurgical coal sales, which would be a new yearly high.
“Our sales group is closely dialed into what’s transpiring in the coking coal markets around the world, and the signals have gotten more bullish for 2008 as this year has progressed,” said Kevin Crutchfield, Alpha’s president. “As we indicated last quarter, our approach has been to lock in a measured amount of production to take advantage of the current strength in coking coal prices, while maximizing the margin potential of our unsold coal that’s in greatest demand.”
Alpha still has a substantial portion of its planned metallurgical coal production uncommitted and unpriced as it actively negotiates next year’s metallurgical sales contracts. As of Oct. 22, 2007, the company had over five million tons (53 percent) of planned captive metallurgical coal production left to be committed and priced for 2008. Planned production does not include any third-party coal purchased by Alpha’s coal sales subsidiary for blending and resale next year.
Financial Performance — Third Quarter
For the third quarter of 2007, Alpha’s revenues were $507.1 million and net income was $8.9 million, or $0.14 per diluted share. Results for the quarter include a pre-tax charge of $2.1 million (approximately $0.02 per diluted share) for development work at an underground mine that was abandoned due to regulatory hurdles.
For the comparable quarter last year, revenues were $475.1 million and net income was $14.5 million, or $0.23 per diluted share.
Coal sales revenues totaled $438.6 million in the most recent quarter, compared with $420.2 million in the third quarter of 2006, as coal sales volumes were 2 percent higher than the third
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quarter of 2006. Other revenues totaled $10.1 million for the quarter just ended, compared with $9.1 million in last year’s third quarter.
Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) totaled $65.1 million in the third quarter, compared with $66.3 million in the third quarter of 2006. The definition of EBITDA and a reconciliation to net income, the most directly comparable U.S. GAAP measure, is provided in a table included with the accompanying financial schedules.
Selling, general and administrative (SG&A) expenses for the quarter just ended were $14.5 million, or $1.91 per ton sold. This compares with $16.8 million in the same period last year, which included an IPO-related stock compensation charge of $3.2 million. Depreciation, depletion and amortization (DD&A) totaled $43.9 million in the most recent quarter, compared with $36.4 million in the same period last year, mainly due to the write-off of the abandoned underground mine project, depreciation from the Mingo Logan-Ben Creek mining complex acquired on June 30, 2007, and an increase in depletion due to a change in estimated recoverable coal reserves at one of our mines.
Production and Sales — Third Quarter
Total coal sales volumes for the most recent quarter were 7.6 million tons, compared with 7.4 million tons in the third quarter of last year and 6.8 million tons in the second quarter of 2007. Metallurgical coal sales for the quarter passed the three million ton level for the first time, accounting for 42 percent of the company’s total sales volumes for the period. Thermal coal sales volumes were 13 percent lower than year-ago levels, reflecting voluntary production cuts of lower-margin mines.
The company’s average realized price per ton for the most recent quarter was $57.79, up from $56.53 in the same period a year ago and from $56.45 in the second quarter this year. Metallurgical coal realizations for the quarter trailed last year by 4 percent, as contracts for fiscal year 2006 business generally carried higher pricing than those signed for this year, while metallurgical pricing was flat sequentially. Thermal coal realizations were flat year-over-year and up 1 percent sequentially.
Average cost of coal sales per ton for the quarter just ended was $47.66, compared with $45.80 for the same period a year ago and $46.90 in the second quarter of 2007. Produced and processed unit costs were up only 1 percent sequentially, in spite of the significant increase in metallurgical coal production, which generally carries a higher cost due to lower yields and higher preparation costs.
To fulfill the growing demand for spot shipments, the company purchased 32 percent more coal from third-parties than it did in the second quarter of this year, at a price-per-ton that was $2.87 higher, which contributed to the sequential increase in overall unit costs.
Alpha’s coal margin per ton, although down 6 percent from last year, increased sequentially by 6 percent to $10.13.
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Production and Sales Data
(in thousands, except per-ton amounts)

			%		%	9 Mos.	9 Mos.	%
	Q3 2007	Q2 2007	Change	Q3 2006	Change	2007	2006	Change
Production
Produced/ processed	6,115	6,179	(1%)	6,172	(1%)	18,438	18,860	(2%)
Purchased	1,147	870	32%	969	18%	2,731	3,047	(10%)
Total	7,262	7,049	3%	7,141	2%	21,169	21,907	(3%)

Tons sold
Steam	4,411	4,326	2%	5,097	(13%)	12,997	14,344	(9%)
Metallurgical	3,178	2,515	26%	2,336	36%	8,060	7,672	5%
Total	7,589	6,841	11%	7,433	2%	21,057	22,016	(4%)

Coal sales revenue/ton
Steam	$48.24	$47.76	1%	$48.35	0%	$48.03	$49.14	(2%)
Metallurgical	$71.05	$71.39	0%	$74.36	(4%)	$71.64	$75.24	(5%)
Total	$57.79	$56.45	2%	$56.53	2%	$57.07	$58.23	(2%)

Cost of coal sales/ton [1]
Alpha mines	$46.52	$46.05	1%	$43.19	8%	$46.02	$42.19	9%
Contract mines [2]	$51.52	$51.29	0%	$51.83	(1%)	$51.03	$52.79	(3%)
Total produced and processed	$47.40	$46.98	1%	$44.46	7%	$46.88	$43.82	7%
Purchased	$49.18	$46.31	6%	$54.54	(10%)	$48.59	$59.92	(19%)
Total	$47.66	$46.90	2%	$45.80	4%	$47.10	$46.19	2%

Coal margin per ton [3]	$10.13	$9.55	6%	$10.73	(6%)	$9.97	$12.05	(17%)

(1)	Excludes freight and handling costs, cost of other revenues, DD&A and SG&A

(2)	Includes coal purchased from third parties & processed at our plants prior to resale

(3)	Coal sales revenue/ton less cost of coal sales/ton
Year-to-Date Results
For the first nine months of 2007, total revenues were $1.37 billion, including coal sales revenues of $1.20 billion. For the first nine months last year, total revenues were $1.45 billion, while coal sales revenues totaled $1.28 billion.
Net income for the first nine months of this year was $22.0 million, or $0.34 per diluted share, compared with net income of $64.9 million, or $1.01 per diluted share, for the comparable period last year. EBITDA for the first nine months of this year was $174.9 million compared with $223.5 million in the first nine months of 2006.
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Liquidity and Capital Resources
Cash provided by operations for the most recent quarter was $60.9 million, compared with $47.9 million in the third quarter of 2006, and was $163.3 million through the first nine months of 2007, compared with $148.3 million for the first nine months of 2006.
Capital expenditures for the third quarter of 2007 totaled $29.8 million and $101.5 million for the first nine months of this year, not including acquisitions. Alpha expects that, excluding acquisitions, capital expenditures for the full year 2007 will total approximately $135 million compared with $132 million last year, including $26 million of capital invested this year in the construction and start-up of the Gallatin lime plant. Including acquisitions, 2007 capital expenditures should be approximately $179 million, compared with $163 million last year.
Total debt outstanding at September 30, 2007 was $430.7 million, compared with $428.4 million at the end of the third quarter of 2006. The company had available liquidity of $198.5 million at the end of the third quarter of 2007, including cash of $16.3 million and $182.8 million available under the company’s credit facility.
Recent Developments
•	Trends in Alpha’s safety performance remain positive. Through the first nine months of this year, the rate for days lost at all operations due to accidents, a key safety measure, improved by 3 percent compared with the first nine months of 2006, and was 21 percent better than the industry benchmark for comparable coal mining operations.

•	The Gallatin lime joint venture continues to track towards a planned start up before year-end. Kiln no. 1, which expected to produce approximately 260,000 tons of lime products in 2008, is now in place and has been certified by the mechanical contractor. Electrical and refractory work is ongoing and installation of the remaining material handling infrastructure has begun.

•	Alpha has been recognized on several fronts for safety and environmental excellence. In August, Alpha subsidiaries won awards for outstanding safety performance from the West Virginia Holmes Safety Association. The nonprofit association recognized the Kingwood underground mine, Premium Energy #3 surface mine, and Erbacon and Litwar coal preparation plants for their excellent safety records. In September, Alpha’s Paramont subsidiary won the top national mine reclamation award from the National Association of State Land Reclamationists for the second consecutive year. The award-winning Black Bear #4 site had previously won three awards for reclamation excellence and its sister site, Black Bear #1, has garnered five awards.
Market Outlook
Challenging market conditions faced by coal producers at the outset of this year continue to give way to more positive fundamentals. Statistics from various published sources indicate that, by
September, there had been a favorable swing of about 40 million tons in the supply-demand balance from last year. The swing has occurred through a combination of reduced domestic coal production, higher net electrical generation and coal consumption by electric utilities, and a surge
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in exports of metallurgical and thermal coal.
Alpha continues to gradually layer in contractual commitments. As of Oct. 22, 2007, 76 percent of the company’s total planned production for 2008 was committed and priced. This compares with roughly 80 percent at this point in time a year ago.
While the company continued in the third quarter to reduce its unsold book of thermal coal for 2008, it has maintained a substantial portion of its planned 2008 coking coal production—about 5 million tons—uncommitted and unpriced.
In the fourth quarter of this year, Alpha expects a more normal proportion of metallurgical coal sales to thermal sales than it experienced in the third quarter, as remaining thermal sales commitments in the U.S. are fulfilled for the balance of the year. Therefore, the company expects a slightly lower average unit realization than it posted during the third quarter.
The company continues to expect that it will finish 2007 within the previous range of financial targets given in its second quarter earnings press release dated August 7, 2007.
Conference Call Webcast
Alpha will hold a conference call to discuss third quarter results on Wednesday, October 31, 2007 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com. A replay will be available through November 14 on the company’s web site, or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 21021709.
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 91 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.
ANRG
Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate
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operations we may acquire in the future and implement our related business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers’ coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge; indemnification of certain obligations not being met; continued funding of the road construction business; and disruption in coal supplies. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
Investor / Media Contact
Ted Pile, Alpha Natural Resources: (276) 623-2920
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of EBITDA
EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Coal sales revenues	$438,618	$420,179	$1,201,678	$1,282,033
Freight and handling revenues	58,384	45,805	143,183	143,132
Other revenues	10,137	9,134	23,915	28,604

Total revenues	507,139	475,118	1,368,776	1,453,769

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	361,704	340,440	991,766	1,016,831
Freight and handling costs	58,384	45,805	143,183	143,132
Cost of other revenues	7,860	5,774	18,256	19,170
Depreciation, depletion and amortization	43,926	36,422	117,570	104,263
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	14,466	16,837	41,687	51,489

Total costs and expenses	486,340	445,278	1,312,462	1,334,885

Income from operations	20,799	29,840	56,314	118,884

Other income (expense):
Interest expense	(10,101)	(10,735)	(30,124)	(31,798)
Interest income	265	156	1,359	514
Miscellaneous income, net	281	27	835	323

Total other income (expense), net	(9,555)	(10,552)	(27,930)	(30,961)

Income before income taxes and minority interest	11,244	19,288	28,384	87,923
Income tax expense	2,363	4,744	6,494	23,040
Minority interest	(68)	—	(155)	—

Net income	$8,949	$14,544	$22,045	$64,883

Net income per basic and diluted share	$0.14	$0.23	$0.34	$1.01

Weighted average shares-basic	64,602,414	64,191,811	64,590,052	64,003,215

Weighted average shares-diluted	64,995,525	64,214,732	64,835,039	64,108,766

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$16,267	$33,256
Trade accounts receivable, net	194,599	171,195
Notes and other receivables	5,959	6,466
Inventories	76,718	76,844
Prepaid expenses and other current assets	29,843	50,893

Total current assets	323,386	338,654

Property, plant, and equipment, net	665,034	637,136
Goodwill	20,547	20,547
Other intangibles, net	9,882	11,720
Deferred income taxes	95,555	94,897
Other assets	57,147	42,839

Total assets	$1,171,551	$1,145,793

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,154	$3,254
Note payable	—	20,941
Bank overdraft	582	23,814
Trade accounts payable	91,368	75,986
Deferred income taxes	6,012	7,601
Accrued expenses and other current liabilities	89,810	90,594

Total current liabilities	190,926	222,190

Long-term debt, net of current portion	427,574	421,456
Workers’ compensation benefits	9,553	7,169
Postretirement medical benefits	55,654	50,712
Asset retirement obligation	84,058	69,495
Deferred gains on sale of property interests	3,215	3,885
Other liabilities	27,024	26,837

Total liabilities	798,004	801,744

Minority Interest	1,255	—

Stockholders’ equity:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 65,537,896 and 64,964,287 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	655	650
Additional paid-in capital	221,327	215,020
Accumulated other comprehensive loss	(19,133)	(19,019)
Retained earnings	169,443	147,398

Total stockholders’ equity	372,292	344,049

Total liabilities and stockholders’ equity	$1,171,551	$1,145,793

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine months ended
	September
	2007	2006

Operating activities:
Net income	$22,045	$64,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	117,570	104,263
Amortization of debt issuance costs	1,725	1,712
Accretion of asset retirement obligation	4,960	3,472
Stock-based compensation	6,747	15,815
Amortization of deferred gains on sales of property interests	(707)	(745)
Gain on sale of fixed assets, net	(2,200)	(621)
Minority interest	(155)	—
Change in fair value of derivative instruments	(2,253)	(2,277)
Deferred income taxes	(2,211)	7,189
Other	902	628
Changes in operating assets and liabilities	16,829	(46,002)

Net cash provided by operating activities	163,252	148,317

Investing activities:
Capital expenditures	$(101,491)	$(110,538)
Proceeds from disposition of property, plant, and equipment	3,734	1,060
Investment in and advances to investee	(403)	(228)
Purchase of acquired companies	(43,908)	(28,273)
Collections on note receivable from coal supplier	—	3,000
Other	(612)	(501)

Net cash used in investing activities	(142,680)	(135,480)

Financing activities:
Repayments of notes payable	(20,941)	(55,477)
Proceeds from issuance of long-term debt	21,400	287,000
Repayments on long-term debt	(15,382)	(289,585)
Increase (decrease) in bank overdraft	(23,232)	18,574
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	—	(2,400)
Proceeds from exercise of stock options	594	953

Net cash used in financing activities	(37,561)	(40,935)

Net decrease in cash and cash equivalents	(16,989)	(28,098)

Cash and cash equivalents at beginning of period	33,256	39,622

Cash and cash equivalents at end of period	$16,267	$11,524

The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:

	Quarter ended		Quarter ended		Nine Months Ended
	June 30,		September 30,		September 30,
	2007	2006	2007	2006	2007	2006
	(In thousands)		(In thousands)		(In thousands)

Net income	$4,747	$23,128	$8,949	$14,544	$22,045	$64,883
Interest expense	10,030	10,786	10,101	10,735	30,124	31,798
Interest income	(457)	(171)	(265)	(156)	(1,359)	(514)
Income tax expense	1,502	8,676	2,363	4,744	6,494	23,040
Depreciation, depletion and amortization	37,855	34,207	43,926	36,422	117,570	104,263

EBITDA	$53,677	$76,626	$65,074	$66,289	$174,874	$223,470